Exhibit 10.9 - Amendment to Employee Retirement Plan

                     BURR-BROWN CORPORATION
                    EMPLOYEE RETIREMENT PLAN

                        PLAN AMENDMENT 1

          The Burr-Brown Corporation Employee Retirement Plan, as restated in its entirety effective January 1, 1996 (the "Plan"), is hereby amended, effective as of January 1, 1996, as set forth below. All capitalized terms in this Plan Amendment shall, unless specifically defined herein, have the meanings assigned to such terms in the Plan.

          1.   Section 2(1) shall be amended to read as follows:

                "Continuous Service"--The service of the Employee measured in years and completed calendar months, whether or not consecutive, based on the period of elapsed time method in accordance with the applicable Treasury regulations. For purposes of determining Continuous Service, periods of employment as an Employee of an Affiliate (while such Affiliate is an Affiliate) shall be deemed to be employment with the Employer. For purposes of determining vesting under Article V, Continuous Service shall include periods of employment with an Affiliate at locations outside the Untied States. The Continuous Service of each Employee shall begin on the date that Employee first renders an Hour of Service and shall continue through his most recent Termination Date, but there shall not be included any Continuous Break in Service which falls within that period. In addition, the Employee may lose credit for one or more periods of Continuous Service in accordance with the break-in-service rules of ARTICLE III of this Plan.

          2. Article V shall be amended by the addition of the following new Section 5.16A which shall read as follows:

          5.16A        Nonvoluntary   Early   Retirement   Program.
Effective September 26, 1996, Participants who have been informed by the Company that their employment has been terminated as the result of the reduction in force that occurred September 24, 1996 through October 2, 1996, who have attained age 55 by September 26, 1996 and have ten (10) years of Credited Service shall be deemed to have terminated after their Early Retirement Date as provided in
Section 4.2. Such Participants shall deemed to have twenty (20) years of Credited Service and shall be eligible to receive a normal retirement benefit without the reduction for early commencement of payments as provided in section 5.2. Average Monthly Earnings, as defined in Section 2.1(g) shall, for purposes of this Section, be the amount as described in Section 2.1(g) or the Participant's annual base salary for the 1996 calendar year, whichever is greater.

          3. Except as modified by this Plan Amendment, all the terms and conditions of the Plan shall continue in effect.

          IN WITNESS WHEREOF, Burr-Brown Corporation has caused this instrument to be executed on its behalf by its duly authorized officer on this 18th day of July, 1996.

                              BURR-BROWN CORPORATION


                              By:    Syrus P. Madavi

                              Title:  President & CEO